EXHIBIT 5.1

Mayer Brown LLP
700 Louisiana Street
Suite 3400
Houston, Texas 77002-2730
May 13, 2008
Main Tel (713) 238-3000
Main Fax (713) 238-4888
www.mayerbrown.com

INX Inc.
6401 Southwest Freeway
Houston, TX 77074

Re:	Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to INX Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the registration of up to an aggregate of 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Company’s 2008 Employee Stock Purchase Plan (the “ESPP”).

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”) and judicial decisions reported as of the date hereof and that interpret the DGCL.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Registration Statement and all exhibits thereto; (ii) the Company’s Certificate of Incorporation and any amendments to date certified by the Secretary of State of the State of Delaware; (iii) the Company’s Amended and Restated Bylaws and any amendments to date certified by the Secretary of the Company; (iv) the minutes and records of the corporate proceedings of the Company with respect to the approval of the ESPP and the issuance of the Shares; and (v) such other records, documents and instruments as we have deemed necessary for the expression of the opinion stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. Finally, we have assumed that all formalities required by the Company’s Certificate of Incorporation and Amended and Restated Bylaws, the DGCL and the ESPP will be complied with when the Shares are issued pursuant to the terms of the ESPP.

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the ESPP, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

Very truly yours,
/s/ Mayer Brown LLP